Exhibit 99.1

Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

Press Release

TRIKON TECHNOLOGIES REPORTS FOURTH QUARTER AND YEAR ENDED
DECEMBER 31, 2003 RESULTS

Four quarters of sequential revenue growth in 2003

NEWPORT, Wales, United Kingdom, January 29, 2004 – Trikon Technologies, Inc. (Nasdaq: TRKN) today reported results for its fourth quarter and year ended December 31, 2003.

Revenues for the quarter were $9.3 million, a decrease of 21 percent on $11.8 million for the fourth quarter of 2002 and an increase of 11 percent on $8.4 million for the third quarter of 2003.

Operating loss for the quarter was $4.9 million, an increase of 9 percent compared to an operating loss of $4.5 million for the fourth quarter of 2002 and level with $4.9 million for the third quarter of 2003.

Net loss applicable to common shares for the quarter was $4.0 million, or $0.26 per share, compared to a net loss of $4.1 million, or $0.32 per share in the fourth quarter of the prior year and $5.2 million, or $0.37 per share for the third quarter of 2003.

“I am pleased to report an 11 percent sequential increase in quarterly revenues,” said Dr. Jihad Kiwan, president and chief executive officer. “This is the fourth quarter in a row we have posted sequential revenue increases and gross margin improvements. Fourth quarter loss per share also improved over the third quarter.”

Revenues for the year ended December 31, 2003 were $28.8 million, a decrease of 12 percent on $32.8 million for the prior year. Operating loss for the year ended December 31, 2003 was $25.5 million compared to $21.9 million in the prior year. Net loss applicable to common shares for the year ended December 31, 2003 was $24.6 million, or $1.77 per share, compared to a net loss of $19.6 million, or $1.57 per share for the prior year.

At December 31, 2003, continuing obligations under the defined benefit pension plan were fully extinguished. The charge relating to the closure of the defined benefits pension plan was $3.5 million or $0.25 per share for the year ended December 31, 2003 compared to $0.8 million or $0.07 per share in the prior year.

Revenue deferred under the revenue recognition policy increased to $5.1 million as of December 31, 2003 compared to $1.2 million as of December 31, 2002.

“Cash balances during the quarter benefited from a private placement of shares, raising approximately $6.5 million net of costs, and the sale of a long empty property for approximately $1.8 million,” said Bill Chappell, chief financial officer. “As of December 31, 2003 Trikon had cash and cash equivalents of $31.6 million.”

Mr. Chappell continued, “The book to bill ratio for the quarter was 0.73:1 and for the year was 0.94:1, compared to 0.88:1 in the prior year. I expect quarterly book to bill to continue to fluctuate in the first half of 2004 due to the high value/low volume of orders and shipments.”

“Improvements in semiconductor sales means that many of our existing customers are approaching full capacity,” said Dr. Kiwan, president and chief executive officer. “The result is that an increasing part of our order forecast now represents repeat buys of installed systems.”

“We have now strengthened the sales teams in North America and Asia,” continued Dr. Kiwan. “In China we appointed a local Chinese sales manager during the quarter to work with our locally based factory support and a strong agent.”

Dr. Kiwan continued, “We enter 2004 with strong CVD technology positions with both Orion and Flowfill for logic and DRAM production at 90nm and below on 300mm wafers. Orion is an advanced low-k dielectric extendable from k=2.5 down to sub k=2.0 and is in evaluation for production at 90nm and below. Tools are in place in Taiwan and Europe and we are running samples for major North American and Asian device makers. We expect to place further tools in North America in 2004.”

“Flowfill is also finding new applications for advanced gap fill as devices shrink and aspect ratios increase,” continued Dr. Kiwan. “One such application is for shallow trench isolation at 90nm and below for DRAM where existing HDP solutions run into problems. We are running samples for leading DRAM makers for this application and expect to place evaluation tooling in the second half of 2004. Flowfill is also of interest for pre metal dielectric layers and we have a tool in place for this application in Korea with repeat business expected in 2004.”

Trikon also reported that Mr. Wertheimer had resigned from Trikon's board as a result of new commitments at W Capital Partners where he is a managing director.

Dr. Kiwan said, “On behalf of the Trikon board, I’d like to thank Steve Wertheimer for his five and a half years service as a director. We have benefited enormously from Steve’s financial experience during this time. The nominating committee of the board has now started a process to identify an independent director to fill this vacancy.”

Dr. Kiwan concluded, “Our strategic sales efforts will help us achieve further placements of evaluation tools during 2004 for advanced silicon applications and I am increasingly confident of an improving business outlook which should lead to increased orders and revenues in 2004.”

Investor Conference Call and Webcast

There will be a conference call at 9:30 am New York time today, hosted by Dr. Jihad Kiwan, president and CEO to discuss the results for the fourth quarter and year ended December 31, 2003 and the outlook for the first quarter and full year of 2004. A live and subsequently recorded audio webcast of the call will be available at www.trikon.com.

About Trikon Technologies

Trikon Technologies, Inc. designs, manufactures and services advanced production equipment used to manufacture silicon integrated circuits, compound semiconductor devices and circuits and optical waveguides. These circuits and devices are key components in most advanced electronic products, such as telecommunications devices, consumer and industrial electronics and computers. More details may be found at Trikon’s website www.trikon.com.

Trikon Technologies Contacts

Corporate contact:
Carl Brancher
+44 (0) 1633-414111 carl.brancher@trikon.com

US Investor Relations contact:
Kevin Kirkeby at The Global Consulting Group
+1 646-284-9416      kkirkeby@hfgcg.com

“Safe Harbor” Statement Under the Private Securities Litigation Act of 1995: This news release contains certain forward-looking statements that include, without limitation, statements by Dr. Kiwan and Bill Chappell about Trikon’s future book to bill ratio, the manufacturing capacity of Trikon’s customers, the improvement in the semiconductor and equipment markets, Trikon’s ability to take orders and recognise revenue on repeat orders, the markets acceptance of Orion and Flowfill and Trikon’s ability to place evaluation tooling and orders at 90nm design rules and below. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the present economic conditions within the semiconductor capital equipment industry, demand for Trikon’s products and services, Trikon’s ability to continue to comply with its bank covenants, and possible changes in the company’s strategy. Additional factors that may cause actual results to differ are included in the more detailed cautionary statements included in the company’s SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

-Tables Follow-

Trikon Technologies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2003	December 31, 2002

Assets
Current assets:
Cash and cash equivalents	$31,646	$42,557
Accounts receivable, net	11,287	8,948
Inventories, net	15,257	20,486
Prepaid and other current assets	4,855	2,671

Total current assets	63,045	74,662

Property, equipment and leasehold improvements, net	16,896	19,636
Demonstration systems, net	2,814	2,669
Other assets	374	221

Total assets	$83,129	$97,188

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,184	$4,510
Current portion of long-term debt	11,736	8,651
Deferred revenue	5,075	1,169
Other current liabilities	4,648	5,288

Total current liabilities	28,643	19,618

Long-term debt less current portion	188	10,717
Pension obligations	—	5,313
Other non-current liabilities	928	1,020

	29,759	36,668

Total shareholders’ equity	53,370	60,520

Total liabilities and shareholders’ equity	$83,129	$97,188

Trikon Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

	Three Months ended		Twelve Months ended

	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Revenues:
Product revenues	$9,275	$11,797	$28,710	$32,765
License revenues	10	—	108	50

	9,285	11,797	28,818	32,815
Costs and expenses:
Cost of goods sold	6,072	8,845	21,086	24,490
Research and development	2,831	2,640	9,629	10,700
Selling, general and administrative	5,384	4,522	20,032	18,717
Settlement of pension liabilities and related expenses	(80)	321	3,542	818

	14,207	16,328	54,289	54,725

Loss from operations	(4,922)	(4,531)	(25,471)	(21,910)
Foreign currency (losses) gains	473	411	573	(2)
Interest (expense) income, net	(18)	52	27	112
Other income	474	—	474	—

Loss before income tax charge (credit)	(3,993)	(4,068)	(24,397)	(21,800)
Income tax charge (credit)	49	35	236	(2,165)

Net loss	$(4,042)	$(4,103)	$(24,633)	$(19,635)

Loss per share data:
Basic:	$(0.26)	$(0.32)	$(1.77)	$(1.57)
Diluted:	$(0.26)	$(0.32)	$(1.77)	$(1.57)
Weighted average common shares used in the calculation:
Basic:	15,258	12,875	13,928	12,533
Diluted:	15,258	12,875	13,928	12,533